                                            Exhibit 4(g). Earnings Benefit Rider

[JOHN HANCOCK GRAPHIC APPEARS HERE]
                  John Hancock Variable Life Insurance Company

--------------------------------------------------------------------------------
EARNINGS ENHANCEMENT BENEFIT RIDER
--------------------------------------------------------------------------------

This rider is made a part of the contract to which it is attached, in consideration of any charges deducted for this rider as shown in Section 1 of the contract. Without our prior approval, this rider may not be issued subsequent to the Date of Issue of the contract.

If this rider attaches to a certificate issued under a group master policy, the term "Owner" as used in this rider refers to the Participant and the term "contract" as used in this rider refers to the certificate.

The Owner on the Date of Issue of this Rider, and any charges for this rider are as shown in Section 1 of the contract. The Date of Issue of this Rider is the Date of Issue of the contract to which it is attached, unless a different Date of Issue of this Rider is shown in Section 1 of the contract.

You may not change the Owner for this contract once this rider is selected. Any contrary terms under the contract are superseded by the terms of this rider.

DEFINITIONS

"Death Benefit" is as defined in the Death Benefit Section of the contract, as may be amended in accordance with the terms of any endorsement or riders thereto.

"Earnings" is defined as the excess of the Accumulated Value over Net Premiums, plus or minus any Market Value Adjustments, if applicable.

"Initial Premium" is defined as the first payment you made for the contract. If the contract is issued in exchange for one or more other annuity or life insurance contracts, the "initial premium" will include the total amount of proceeds we received from such other annuity and life insurance contracts.

"Net Premiums" is defined as:

..    the initial premium,

..    plus all other premiums you paid for the contract,

..    less an amount equal to any withdrawals, or portions thereof, that are in excess of Earnings,

..    less the amount of any surrender or withdrawal charges imposed on such withdrawals.

BENEFIT

We agree to pay the Death Benefit to the Beneficiary, subject to the terms and conditions of this rider and the contract, according to the following chart.

-------------------------------------------------------------------------------
SCENARIO                           DEATH BENEFIT PAID ON...
-------------------------------------------------------------------------------
..    Single Owner                  .    First death
..    Single Annuitant
-------------------------------------------------------------------------------
..    Joint Owners                  .    First death
..    Single Annuitant
-------------------------------------------------------------------------------
..    Single Owner                  .    Earliest of Owner death (whether or not
..    Joint Annuitants                   an Annuitant) or last Annuitant death
-------------------------------------------------------------------------------
..    Joint Owners                  .    Earliest of first Owner death (whether
..    Joint Annuitants                   or not an Annuitant) or last Annuitant
                                        death
-------------------------------------------------------------------------------

01EEBR

Calculation of Earnings Enhancement Death Benefit and Benefit Limit

We will calculate any Earnings Enhancement Death Benefit as of the date our Servicing Office receives due proof of the decedent's death and any other required materials that we need to pay out the Death Benefit. We calculate the Earnings Enhancement Death Benefit as follows:

1.   we reduce the Death Benefit by the sum of Net Premiums, and
2. we multiply the result from 1. by the Earnings Enhancement Benefit Percent shown in Section 1 of the contract, and
3. we compare the result from 2 with the Benefit Limit. The Earnings Enhancement Death Benefit is the lesser of the result from 2 and the Benefit Limit.
4. The result is then reduced by any applicable premium tax and any accrued and unpaid charges under the contract.

We calculate the Benefit Limit as follows:

A. we reduce Net Premiums by any premium you paid, other than the initial premium, within 12 months of the decedent's death, and
B.   we multiply the results from A. by the Maximum Premium Percent shown in
     Section 1 of the contract, and
C. we multiply the results from B. by the Earnings Enhancement Benefit Percent, also shown in Section 1 of the contract.

RIGHT OF CONTRACT CONTINUATION BY SPOUSE

If the decedent is the Owner (or Owner/Annuitant) and the Beneficiary is solely the spouse of the Owner (or Owner/Annuitant), the Spousal Beneficiary may elect to continue the contract, with or without this rider, in his or her own name. In order to continue this rider, the spouse must meet the age requirements in effect at the time of continuation. If an election is made to continue the contract (with or without this rider), we will credit an additional amount to the Account Value so that the new Account Value will equal:
..    the Death Benefit of the Contract
..    plus the Earnings Enhancement Death Benefit,
both to be measured as of the date we receive at our Servicing Office due proof of the decedent's death and any other required materials that we need to evidence the Beneficiary's election. The additional amount credited will be allocated to the investment options in the same ratio as the investment allocations held at the time of the death benefit calculation. Any additional amount credited will not be subject to any future surrender or withdrawal charges.

If an election is made to continue this rider:
..    the Spousal Beneficiary will be considered the "Owner" under the rider,
..    a second Earnings Enhancement Death Benefit may be paid upon the death before the Maturity Date of the next applicable life (as determined under this rider),
..    the new Account Value upon the date of continuation will be treated as the
     "Initial Premium" in any subsequent calculation of a second Earnings Enhancement Death Benefit, and
..    for tax purposes, the original decedent's cost basis will be used.

We reserve the right to adjust the charge for this rider if continued by the spouse.

If the Beneficiary is not the spouse of the Owner, or if the Beneficiary is the spouse of the Owner but does not choose to continue the contract, we must pay, in accordance with the Internal Revenue Code, the Death Benefit in full to the Beneficiary within five years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity for the Beneficiary with payments beginning within one year of the Owner's death.

01EEBR

TERMINATION

This rider will terminate without value, on the earliest of:

a. the Date of Maturity (or the date the contract value has been converted into an annuity, if later); or

b.   the date the contract is surrendered; or

c. assignment or transfer of ownership of the contract (unless a Spousal Beneficiary elects to continue the rider under the provisions above); or

d. Payment of the Earnings Enhancement Death Benefit (unless a Spousal Beneficiary elects to continue the rider under the provisions above).


Signed for the Company at Boston, Massachusetts.

                                                             Corporate Secretary

01EEBR